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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      TRAVEL SERVICES INTERNATIONAL, INC.,

           GOLD COAST TRAVEL AGENCY CORPORATION, INC. D/B/A GOLD COAST
                                 CRUISE CENTER

                                       AND

                                  RHEA SHEROTA

                        EFFECTIVE AS OF FEBRUARY 1, 1998

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

                                TABLE OF CONTENTS

                                                                       PAGE NO.
                                                                       --------

ARTICLE I     PURCHASE OF CAPITAL STOCK.......................................1
1.1           Purchase and Sale of Capital Stock..............................1

ARTICLE II    PURCHASE PRICE..................................................2
2.1           Purchase Price..................................................2
2.2           TSI Stock.......................................................3

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER....5
3.1           Organization, Qualification, etc................................5
3.2           Subsidiaries....................................................6
3.3           Capital Stock...................................................6
3.4           Corporate Record Books..........................................6
3.5           Title to Stock..................................................6
3.6           Options and Rights..............................................6
3.7           Authorization, Etc..............................................6
3.8           No Violation....................................................7
3.9           Certain Financial Information...................................7
3.10          Employees;  Independent Contractors.............................8
3.11          Contracts.......................................................8
3.12          True and Complete Copies.......................................11
3.13          Title and Related Matters......................................11
3.14          Litigation.....................................................11
3.15          Tax Matters....................................................12
3.16          Compliance with Law and Applicable Government
                and other Regulations........................................13
3.17          ERISA and Related Matters......................................13
3.18          Intellectual Property..........................................14
3.19          Environmental Matters..........................................15
3.20          Dealings with Affiliates.......................................16
3.21          Banking Arrangements...........................................16
3.22          Insurance......................................................16
3.23          Consents.......................................................17
3.24          Investment Representations.....................................17
3.25          Brokerage......................................................19
3.26          Improper and Other Payments....................................19
3.27          Disclosure.....................................................19
3.28          Significant Suppliers; Material Plans and Commitments..........19

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................20
4.1           Corporate Organization, etc....................................20
4.2           Authorization, Etc.............................................20
4.3           No Violation...................................................20
4.4           Governmental Authorities.......................................21
4.5           Issuance of TSI Stock..........................................21
4.6           Capitalization.................................................21
4.7           Financial Statements...........................................21
4.8           Disclosure.....................................................21
4.9           Litigation.....................................................21
4.10          No Brokers.....................................................21

ARTICLE V     OTHER AGREEMENTS...............................................22
5.1           Further Assurances.............................................22
5.2           Agreement to Defend............................................22
5.3           Consents.......................................................22
5.4           Employment Agreements; Consulting Agreement....................22
5.5           Public Announcements...........................................23
5.6           Deliveries After Closing.......................................23
5.7           Non-Competition Covenant.......................................23
5.8           Rule 144 Best Efforts..........................................25
5.9           Registration Rights............................................25
5.10          Accounting Manager.............................................26
5.11          338(h)(10) Election............................................26
5.12          Access to Company Records......................................26

ARTICLE VI    CLOSING........................................................27
6.1           Closing........................................................27
6.2           Closing Deliveries.............................................27

ARTICLE VII   SURVIVAL OF TERMS; INDEMNIFICATION.............................28
7.1           Survival.......................................................28
7.2           Indemnification by the Seller..................................29
7.3           Indemnification by the Purchaser...............................30
7.4           Third-Party Claims.............................................30
7.5           Deductible.....................................................31
7.6           Maximum Liability..............................................31

ARTICLE VIII  MISCELLANEOUS PROVISIONS.......................................31
8.1           Amendment and Modification.....................................31
8.2           Entire Agreement...............................................32
8.3           Certain Definitions............................................32
8.4           Notices........................................................33
8.5           Exhibits and Schedules.........................................35
8.6           Waiver of Compliance; Consents.................................35
8.7           Assignment.....................................................35
8.8           Governing Law..................................................35
8.9           Consent to Jurisdiction; Service of Process....................35
8.10          Injunctive Relief..............................................36
8.11          Headings.......................................................36
8.12          Pronouns and Plurals...........................................36
8.13          Construction...................................................36
8.14          Dealings in Good Faith; Best Efforts...........................36
8.15          Binding Effect.................................................36
8.16          Delays or Omissions............................................36
8.17          Severability...................................................37
8.18          Expenses.......................................................37
8.19          Attorneys' Fees................................................37
8.20          Counterparts...................................................37

                                    SCHEDULES

3.1           Jurisdictions of Qualification
3.2           Subsidiaries; Investments; Interests
3.8           Violations; Third Party Consents
3.9(a)        Reconciled Cash Balance
3.9(b)        Trade Accounts Payable
3.9(c)        Customer Deposits
3.9(d)        Furniture, Fixtures and Equipment
3.9(e)        Lease Liabilities
3.9(f)        Cooperative Advertising Receivables
3.9(g)        Other Receivables
3.9(h)        Deposits
3.9(i)        Prepaid Commissions
3.10          Employee Matters
3.11(a)       Contracts
3.13(a)       Exceptions to Title
3.13(b)       Real and Personal Property
3.14          Litigation
3.16(a)       Permits and Licenses
3.16(b)       Industry Affiliations and Memberships
3.18          Intellectual Property
3.18(d)       Software
3.19          Environmental Matters
3.20          Affiliated Transactions
3.21          Banking Arrangements
3.22          Insurance
3.23          Consents; Regulatory Approvals
3.26          Improper Payments
3.28          Significant Customers and Material Plans and Commitments

                                    EXHIBITS

2.1           Budget
3.1           The Company's Articles of Incorporation, as amended, and By-laws
5.4(a)        Form of Employment Agreement  - Seller
5.4(b)        Form of Employment Agreement - Other parties
5.4(c)        Form of Consulting Agreement
6.2           Opinion of Company's Counsel

                            STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of February 9, 1998 and effective as of 12:01 am on February 1, 1998 (the "Effective Time"), by and among TRAVEL SERVICES INTERNATIONAL, INC., a Delaware corporation, or its permitted assigns ("TSI" or the "PURCHASER"), GOLD COAST TRAVEL AGENCY CORPORATION, INC. D/B/A GOLD COAST CRUISE CENTER, a Florida corporation (the "COMPANY"), and RHEA SHEROTA (the "SELLER"), who is the sole holder of all of the issued and outstanding shares of capital stock of the Company.

         WHEREAS, the Company is engaged in the business of providing travel services (the "Business").

         WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, TSI desires to purchase and acquire from the Seller, and the Seller desires to sell, transfer and deliver to TSI, all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth herein, including an election by the Company pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "CODE");

         WHEREAS, upon the closing of the transactions contemplated by this Agreement, the Company shall be and become a wholly-owned subsidiary of TSI;

         WHEREAS, although the parties hereto have agreed as to the minimum value of the Company, they are not able to agree as to the total value of the Company, and thus the parties hereto have agreed to certain additional contingent purchase price consideration based upon the results of operations of the Company as more fully set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, TSI, the Company and the Seller hereby agree, intending to be legally bound, as follows:

                                   ARTICLE I

                            PURCHASE OF CAPITAL STOCK

         1.1    PURCHASE AND SALE OF CAPITAL STOCK.

                  Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from Seller, all of the issued and outstanding shares of common stock, no par value per share (the "COMPANY SHARES"), of the Company owned or held by Seller.

                                  ARTICLE II

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. Upon the sale, transfer and delivery to the Purchaser by the Seller of the Company Shares at the Closing (as such term is defined in SECTION 6.1 hereof), and in consideration therefor, TSI shall deliver to the Seller the following consideration in the aggregate:

                  (a) FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($5,750,000.00) by cashier's check or by wire transfer .

                  (b) Certificates evidencing 163,755 shares of Common Stock, par value $.01 per share, of TSI (the "TSI STOCK") valued, in the aggregate, at $3,750,000.00.

                  (c) At the Closing, Purchaser will deposit FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in an interest-bearing segregated account (the "Cash Reserve Account") at NationsBank (or one of its Affiliates). The Cash Reserve Account shall be specifically and solely for use by the Company, if needed, during the one year period following the Closing to fund any operating cash needs of the Company to support the 1998 budget of the Company attached hereto as EXHIBIT 2.1 (the "Budget"); provided, however, that the Company shall be permitted to fund (through loan or otherwise) up to $50,000 solely for the purpose of obtaining additional computer equipment, telephone equipment and/or systems furniture for use by additional sales agents of the Company, which expenditures are not included in the Budget and shall not be funded through the Cash Reserve Account. The President of the Company shall be the only Company representative authorized to request TSI to withdraw funds from the Cash Reserve Account. A copy of each monthly bank statement shall be furnished to Purchaser and to Seller as such statements become available. In the event that any amounts are remaining in the Cash Reserve Account on the date which is one year after the Closing, such amounts shall be distributed to Seller as additional Purchase Price as soon as practicable after such date and in no event later than thirty (30) days after such date.

                  (d) In the event that the Business of the Company (conducted in a manner reasonably consistent with the Budget) generates pre-tax profits of at least $1,500,000 for the year ending December 31, 1998, calculated in accordance with GAAP (as defined in SECTION 8.3) and TSI accounting policies (applied consistently with other operating units of TSI that are in the same line of business as the Company) and determined by TSI's independent auditors in connection with their audit of TSI for such period (provided that for such purposes no allocation of overhead costs from TSI or any other inter-company transactions or allocations shall be considered and no amortization of goodwill or other costs related to the transactions contemplated by this Agreement shall be considered when computing the pre-tax profits of the Business), then TSI further agrees to pay the Seller, as additional purchase price, FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), payable in immediately available funds within thirty (30) days of TSI publishing its audit results for the year ended December 31, 1998.

                  In the event that at any time during which TSI may still have an obligation to pay Seller any amounts due under SECTION 2.1 (C) or SECTION 2.1(D) (collectively, the "Contingent Payments"), any Person shall acquire the Company, whether by means of a merger with or into the Company or by the acquisition of all or substantially all of the stock or assets of the Company (a "COMPANY DISPOSITION"), then, with respect to the Contingent Payments, as a condition to consummation of the Company Disposition, the acquiring Person shall be required to acknowledge TSI's on-going obligations under the Contingent Payments (if TSI survives the Company Disposition as the parent of the Company or its Business) or to assume the obligations under the Contingent Payments (if TSI does not survive the Company Disposition as the parent of the Company or its Business) and, in either case, separately track the results of operations of the Company's Business to make possible the calculation of the Company's operating results through and until one year after the Closing hereunder.

         2.2 TSI STOCK. The Purchaser shall issue the TSI Stock to the Seller subject to the conditions and restrictions set forth in this SECTION 2.2.

                  (a)      RESTRICTIONS ON TRANSFER

                  (1) Except for transfers to immediate family members of the Seller who agree to be bound by the restrictions set forth in this
         SECTION 2.2 (or trusts for the benefit of family members of the Seller, the trustees of which so agree), for a period of one year from the Closing Date, the Seller shall not sell, assign, exchange, transfer, distribute or otherwise dispose of any shares of TSI Stock received by the Seller hereunder; provided that in the event that Purchaser provides a general waiver of transfer restrictions to the former shareholders of Purchaser's Founding Companies (as such term is defined in Purchaser's Prospectus dated July 22, 1997 (the "Prospectus")), the Seller shall also receive the same waiver. The certificates evidencing the TSI Stock delivered to the Seller pursuant to this Agreement shall bear a legend substantially in the form set forth below and containing such other information as TSI may deem necessary or appropriate:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE,

                            ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO [ONE YEAR FROM CLOSING]. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE."

                  (2) Except for transfers to family members who agree to bound by the restrictions set forth in this SECTION 2.2 (or trusts for the benefit of the Seller or her family members, the trustees of which so agree), regardless of whether or not transfers of such shares are restricted pursuant to the terms of subsection (1) above during the two-year period commencing on the Closing Date, the Seller shall not sell, assign, exchange, transfer, distribute or otherwise dispose of, in any transaction or series of transactions, more than 5,000 shares of TSI Stock (a "Future Sale"), except in accordance with this SECTION 2.2(A)(2). If the Seller desires to make a Future Sale, the Seller shall first provide written notice thereof to TSI. Within three (3) business days after receipt of such notice by TSI, TSI shall designate in writing to the Seller the names and other pertinent information of at least two investment banks or market makers who actively make a market in TSI's stock and through whom the Future Sale may be made; PROVIDED, HOWEVER, that the terms of such Future Sale (including commissions) shall be competitive with what the Seller would receive in the absence of this SECTION 2.2(A)(2) from a non-discount brokerage firm.

                  (3) The Seller shall not transfer any shares of the TSI Stock at any time that such transfer would constitute a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "SECURITIES LAWS"), or a breach of the conditions to any exemption from registration of the TSI Stock under any such Securities Laws, or a breach of any undertaking or agreement of the Seller entered into with TSI pursuant to such Securities Laws or in connection with obtaining an exemption thereunder, and TSI shall not transfer upon its books any shares of TSI Stock unless prior thereto TSI shall have received an opinion of counsel to the Seller, in form and substance satisfactory to TSI, of counsel, reasonably satisfactory to TSI, that such transfer is in compliance with this SECTION 2.2 and the Securities Laws.

                  (4) For purposes of this Agreement (and the restrictions set forth in this SECTION 2.2), the term "TSI Stock" shall mean and include
         (i) the shares of TSI Stock issued, granted, conveyed and delivered to the Seller pursuant to SECTION 2.1 hereof (the "PRIMARY SHARES"), and
         (ii) any and all other or additional shares of capital stock of TSI issued or delivered by TSI with respect to the shares of TSI Stock described in clause (i) hereof, including without limitation any shares of capital stock of TSI issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction (the "ADDITIONAL SHARES").

                  (b) LEGEND REMOVAL. Purchaser agrees to cooperate with the Seller in removing the restrictive legend from the certificates representing the TSI Stock beginning two years from the date of the Closing.

                  (c) REPRESENTATIONS. The Seller understands that, in connection with the issuance of the TSI Stock, TSI is relying upon the representations and warranties being made by the Seller to TSI in SECTION 3.24 hereof.

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                 AND THE SELLER

         The Seller and the Company, jointly and severally, make the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding independent investigation, if any; provided that, if TSI has actual knowledge of any false statement contained in the following representations and warranties, TSI agrees to inform Company of same):

         3.1   ORGANIZATION, QUALIFICATION, ETC.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets.

                  (b) The Company is duly qualified or licensed to do business in good standing in the jurisdictions set forth on SCHEDULE 3.1 attached hereto, those being every jurisdiction in which the conduct of the Company's business, the ownership or lease of its properties, the proposed conduct of the Company's business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified, registered or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in SECTION 8.3).

                  (c) True, complete and correct copies of the Company's articles of incorporation and by-laws, as presently in effect, are attached hereto as EXHIBIT 3.1.

         3.2 SUBSIDIARIES. Except as set forth on SCHEDULE 3.2, the Company has no Subsidiaries (as defined in SECTION 8.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person (as defined in SECTION 8.3), including any officer, director, shareholder or Affiliate (as defined in SECTION 8.3).

         3.3 CAPITAL STOCK. As of the date hereof, the authorized, issued and outstanding capital stock of the Company consists of one hundred (100) shares of common stock, no par value per share. The stock record book of the Company has been delivered to the Purchaser for inspection prior to the date hereof and is complete and correct, and all requisite Federal and State documentary stamps have been affixed thereon and canceled. The Company Shares held by the Seller constitute all of the issued and outstanding shares of capital stock of the Company; and all of the Company's shares of capital stock are owned beneficially and of record by the Seller.

         3.4 CORPORATE RECORD BOOKS. The corporate minute books of the Company have been made available to the Purchaser, are complete and correct and contain all of the proceedings of the shareholders and directors of the Company.

         3.5 TITLE TO STOCK. All of the issued and outstanding shares of the capital stock of the Company are and immediately prior to the transfer to Purchaser at the Closing will be owned by the Seller, are duly authorized, validly issued and fully paid, nonassessable, and are free of all Liens (as defined in SECTION 8.3). Upon delivery of the purchase price to the Seller at the Closing, Seller will convey, and the Purchaser will own and hold, good and marketable title to the Company Shares immediately prior to the Closing owned by Seller, free and clear of all Liens or contractual restrictions or limitations whatsoever.

         3.6 OPTIONS AND RIGHTS. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. There are no agreements, arrangements or understandings between the Seller and/or the Company and any other Person (as defined in SECTION 8.3) regarding the shares of capital stock of the Company (or the transfer, disposition, holding or voting thereof). The Seller does not have, or hereby waives, any preemptive or other right to acquire shares of capital stock of the Company that the Seller has or may have had on the date hereof.

         3.7 AUTHORIZATION, ETC. The Company has full power and authority and the Seller has full capacity to enter into this Agreement and the agreements and documents contemplated hereby and perform its or her respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of the Company and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. The Seller is entering into this Agreement on the Seller's own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto this Agreement and all other agreements contemplated hereby shall constitute the legal, valid and binding obligation of each of the Company and the Seller, enforceable against each such party in accordance with their respective terms.

         3.8 NO VIOLATION. The execution and delivery by the Company and the Seller of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and the Seller do not and will not, except as set forth on SCHEDULE 3.8 attached hereto,
(a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or Authority (as defined in SECTION 8.3) pursuant to, the articles of incorporation or by-laws of the Company or any Regulation (as defined in SECTION 8.3), Order (as defined in SECTION 8.3) or material Contract (as defined in
SECTION 8.3) to which the Company or the Seller is subject. The Company and the Seller will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.9      CERTAIN FINANCIAL INFORMATION.

                  (a) SCHEDULE 3.9(A) sets forth the Company's reconciled cash balance as of January 31, 1998.

                  (b) SCHEDULE 3.9(B) set forth a true and correct list of all of the Company's trade accounts payable as of January 31, 1998 (i.e., all amounts due to vendors for invoices received prior to January 31, 1998 and a good faith estimate of amounts due for goods and services received by the Company prior to January 31, 1998 but not yet invoiced).

                  (c) SCHEDULE 3.9(C) sets forth a true and correct list of all of the Company's customer deposits as of January 31, 1998 (i.e., amounts due to cruise lines on fully paid bookings and customer deposits for bookings not fully paid).

                  (d) SCHEDULE 3.9(D) sets forth a true and correct list of all of the Company's furniture, fixtures and equipment and related accumulated depreciation as of January 31, 1998.

                  (e) SCHEDULE 3.9(E) sets forth a true and correct list of all of the Company's liabilities pursuant to capital leases and real estate leases as of January 31, 1998.

                  (f) SCHEDULE 3.9(F) sets forth a true and correct list of all of the Company's cooperative advertising receivables and amounts due from cruise line suppliers for commissions due on credit card transactions as of January 31, 1998.

                  (g) SCHEDULE 3.9(G) sets forth a true and correct list of all of the Company's overrides from cruise lines as of January 31, 1998.

                  (h) SCHEDULE 3.9(H) sets forth a true and correct list of all of the Company's security and other deposits as of January 31, 1998.

                  (i) SCHEDULE 3.9(I) sets forth a true and correct computation of all of the Company's prepaid commissions to reservation agents as of January 31, 1998.

         3.10 EMPLOYEES; INDEPENDENT CONTRACTORS. The Company has delivered to TSI an accurate list (which is set forth on SCHEDULE 3.10) showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of January 31, 1998. The Company has provided to TSI true, complete and correct copies of any employment agreements for persons listed on SCHEDULE 3.10. Except as set forth on SCHEDULE 3.10, the Seller is not related by blood or marriage to, or otherwise affiliated with, any person listed on SCHEDULE 3.10. Set forth on SCHEDULE 3.10 is a list of independent contractors who act as reservation agents for the Company.

         As of the Effective Time, the Company has approximately 90 employees and approximately 6 independent contractors. Except as set forth on SCHEDULE 3.10, the Company has been for the past four years, and currently is, in compliance with all material Federal, State and local Regulations and Orders affecting employment and employment practices of the Company (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. Except as set forth on SCHEDULE 3.10, (i) the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three years. The Company believes its relationship with employees to be good.

         3.11     CONTRACTS.

                  (a) The Company has listed on SCHEDULE 3.11(A) all written or oral contracts, commitments and similar agreements over $5,000 to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant suppliers, customers, joint venture or partnership agreements, contracts with any labor organizations and strategic alliances) in existence as of January 31, 1998, and has delivered true, complete and correct copies of such agreements to TSI. The Company's written or oral contracts, commitments and similar agreements include, but are not limited to, the following (if any):

                           (i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plans providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in SCHEDULE
                  3.17 hereto), or any Contract with any labor union;

                           (ii)  employment, consultation or other
                  compensation Contracts, which is not terminable on notice of 30 days' or less by the Company without penalty or other financial obligation (and, except as set forth on SCHEDULE 3.11(A), no officer or employee of the Company receives total salary, bonus and other compensation from the Company of $35,000.00 or more per annum).

                           (iii) Contracts containing covenants or agreements
                  limiting the freedom of the Company or any of its employees to compete in any line of business presently conducted by the Company with any Person or to compete in any such line of business in any area;

                           (iv) Contracts with the Seller or with any affiliate
                  or relative of the Seller (except for any Contract disclosed in SCHEDULE 3.11(A) pursuant to clauses (ii) or (iii) of this
                  SECTION 3.11(A));

                           (v) Contracts relating to or providing for loans to
                  officers, directors, employees or Affiliates;

                           (vi) Contracts under which the Company has advanced
                  or loaned, or is obligated to advance or loan, funds to any Person;

                           (vii) Contracts relating to the incurrence,
                  assumption or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), including letters of credit, or otherwise pledging, granting a security interest in or placing a Lien on any asset of the Company;

                           (viii) guarantees or endorsement of any obligation;

                           (ix) Contracts under which the Company is lessee of
                  or holds or operates any property, real or personal, owned by any other party;

                           (x) Contracts pursuant to which the Company is lessor
                  of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                           (xi) assignments, licenses, indemnifications or
                  Contracts with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in SECTION 8.3 hereto));

                           (xii) warranty Contracts with respect to its services
                  rendered (or to be rendered);

                           (xiii) Contracts or lease for, or with, any telephone
                  switch, long distance or toll-free telephone providers;

                           (xiv) Contracts with central reservation systems
                  ("CRS") (i.e., SABRE, APOLLO, SYSTEM ONE, etc.);

                           (xv) override agreements with travel agencies, other
                  customers or suppliers;

                           (xvi) Contracts which prohibit, restrict or limit in
                  any way the payment of dividends or distributions by the Company;

                           (xvii) Contracts under which it has granted any
                  Person any registration rights (including piggyback rights) with respect to any securities;

                           (xviii) Contracts for the purchase, acquisition or
                  supply of inventory and other property and assets, whether for resale or otherwise;

                           (xix) Contracts with independent agents, brokers,
                  dealers or distributors;

                           (xx) sales, commissions, advertising or marketing
                  Contracts;

                           (xxi) Contracts with Persons with which, directly or
                  indirectly, the Seller also has a Contract;

                           (xxii) Governmental Contracts subject to
                  redetermination or renegotiation; or

                           (xxiii) any other Contracts which are material to the
                  Company's operations or business prospects, except those which
                  (x) were made in the ordinary course of business, and (y) are terminable on 30 days' or less notice by the Company without penalty or other financial obligation.

         (b) Except as set forth on SCHEDULE 3.8, no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

         (c) The Company has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any Contract listed on SCHEDULE 3.11(A); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Company is subject (including without limitation all performance bonds, warranty obligations or otherwise); the Company does not have any present expectation or intention of not fully performing all such obligations; the Company does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         3.12 TRUE AND COMPLETE COPIES. Copies of all Contracts and documents delivered and to be delivered hereunder by the Seller or the Company are and will be true and complete copies of such agreements, contracts and documents.

         3.13   TITLE AND RELATED MATTERS.

                  (a) The Company has good and marketable title to all of its properties and assets, free and clear of all Liens, except (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) Liens on assets that are the subject of capital leases.

                  (b) Except as set forth on SCHEDULE 3.13(A), the Company owns good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets leased, all of which leases are in good standing and no party is in default thereunder. Except as set forth on SCHEDULE 3.13(A), none of the assets belonging to or held by the Company will be at the Effective Time subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by the Company in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

                  (c) There has not been since January 31, 1998 any sale, lease, or any other disposition or distribution by the Company of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, the Company, as a wholly-owned subsidiary of the Purchaser, will own, or have the right to use, all properties and assets that are currently used in connection with the business of the Company.

                  (d) SCHEDULE 3.13(B) attached hereto sets forth a description of all real and personal property owned or leased by the Company.

         3.14 LITIGATION. Except as set forth on SCHEDULE 3.14, there is no Claim (as defined in SECTION 8.3) pending or, to the best knowledge of the Seller and the Company, threatened against the Seller or the Company which, if adversely determined, would have a Material Adverse Effect on the Company. Nor is there any Order outstanding against the Seller or the Company having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on the Company.

         3.15  TAX MATTERS.

                  (a) The Company has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the "TAX RETURNS") required to be filed with any federal, state, local or other taxing authorities (each a "TAXING AUTHORITY", collectively, the "TAXING AUTHORITIES") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "TAXES") and in accordance with all tax sharing agreements to which the Seller or the Company may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been or will be paid, including any of the Company's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Company except for liens for Taxes not yet due and payable. Neither the Seller nor the Company has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Code.

                  (b) No audit of the Company or the Company's Tax Returns by any Taxing Authority is currently pending or threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to the Company which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of the Company on the Tax Returns filed by or on behalf of the Company for all taxable years for which the Company was in existence (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to the Company and such information was derived from the books and records of the Company.

                  (c) The Seller shall cause the Company to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Effective Time (a "PRE-CLOSING TAX RETURN"), and the Seller shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority; and the Seller shall pay all costs associated with the preparation thereof.

                  (d) The Company has had in effect at all times since January 1, 1978 through the date hereof (and will have through the Effective
         Time) a valid election to be taxed under Subchapter S of the Code.

         3.16 COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT AND OTHER REGULATIONS. The Company is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of the Company are there any Claims threatened, nor have the Seller received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over the Company, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

                  (a) SCHEDULE 3.16(A) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, "PERMITS") from all Federal, state, local and foreign governmental regulatory bodies held by the Company. The Permits listed on SCHEDULE 3.16(A) are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the best of the knowledge of the Company, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

                  (b) SCHEDULE 3.16(B) attached hereto sets forth all industry affiliations and membership in industry groups (e.g., International Airlines of Travel Agent Network ("IATAN"), Airline Reporting Corporation ("ARC"), etc.) of the Seller and/or the Company. Neither the Company nor the Seller are in violation of any Regulation, rule or requirement of such affiliations or memberships. Except as set forth on
         SCHEDULE 3.18(B), no consent of any such industry group is required for the Company and the Seller to consummate the transactions contemplated by this Agreement.

         3.17 ERISA AND RELATED MATTERS.

                  (a) BENEFIT PLANS; OBLIGATIONS TO EMPLOYEES. Neither the Company, nor any ERISA Affiliate of the Company, is a party to or participates in or has any liability or contingent liability with respect to:

                           (i) any "employee welfare benefit plan" or
                  "employee pension benefit plan" or "multi-employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

                           (ii) any retirement or deferred compensation plan,
                  incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                           (iii) any employment agreement not terminable on
                  30 days' or less written notice, without further liability.

         3.18 INTELLECTUAL PROPERTY.

                  (a) Except as set forth on SCHEDULE 3.18, the Company has no trade name, service mark, patent, copyright or trademark related to its business.

                  (b) The Company has the right to use each Proprietary Right listed in SCHEDULE 3.18, and except as otherwise set forth therein, each of such Proprietary Rights is free and clear of all royalty obligations and Liens. There are no Claims pending, or to the best knowledge of the Seller, threatened, against the Company or the Seller that the Company's use of any of the Proprietary Rights listed on
         SCHEDULE 3.18 infringes the rights of any Person. The Seller has no knowledge of any conflicting use of any of such Proprietary Rights.

                  (c) The Company is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

                  (d) INTERNAL SOFTWARE APPLICATIONS.

                            (i) SOFTWARE APPLICATIONS. The current software
                  applications used by the Company in the operation of its business are set forth and described on SCHEDULE 3.18(D) hereto (the "SOFTWARE"). The Seller and the Company do not have any knowledge that any of the Software used by the Company is not year 2000 compliant.

                            (ii) OWNED SOFTWARE. To the extent any of the
                  Software has been designed or developed by the Company's management information or development staff or by consultants on the Company's behalf, to Seller's and the Company's knowledge, such Software is original and capable of copyright protection in the United States, and the Company has complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such software in its most recent version. To the Company's and the Seller's knowledge, no part of any such Software is an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. The Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

                            (iii) LICENSED SOFTWARE. The Software, to the extent
                  it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately and is fully transferable to the Purchaser without any third party consent. To the Seller's and the Company's knowledge, all software used in the Company's business and installed on the Company's computer hardware has been legitimately-licensed.

                            (iv) NO ERRORS; NONCONFORMITY. The Software operates
                  and runs in a reasonable and efficient business manner and conforms to the specifications thereof. To the Company's and the Seller's knowledge, the Software is free from any significant software defect or programming or documentation error.

         3.19 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 3.19:(a) neither the Company's business nor the operation thereof violates any applicable Environmental Law (as defined in SECTION 8.3) and, to Company's and Seller's knowledge, no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against the Company or the Purchaser or creates or could create a liability or loss for the Company or the Purchaser) which, with notice or the passage of time or both, would constitute a violation of any Environmental Law;(b) the Company is in possession of all Environmental Permits (as defined in SECTION 8.3) required under any applicable Environmental Law for the conduct or operation of the Company's business (or any part thereof), and the Company is in full compliance with all of the requirements and limitations included in such Environmental Permits;(c) the Company has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any property or facility now or previously owned, leased or operated by the Company except for inventories of chemicals which are used or to be used in the ordinary course of the Company's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws);(d) the Company has not received any notice from any Authority or any private Person that the Company's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property or facility now or previously owned, leased or operated by the Company, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site;(e) the Company is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Company;(f) the Company has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous wastes, substances or materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by the Company or any property adjacent thereto;(g) no by-products of any manufacturing or mining process employed in the operation of the Company's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any property or facility now or previously owned, leased or operated by the Company or any property adjacent thereto; (h)no property or facility now or previously owned, leased or operated by the Company, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i)to Company's and Seller's knowledge after inquiry with Company's current landlord, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility now or previously owned, leased or operated by the Company; (j)the Company has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against the Company for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) to Company's and Seller's knowledge after inquiry with Company's current landlord, there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property or facility now or previously owned or leased by the Company. The Company has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         3.20 DEALINGS WITH AFFILIATES. Excluding loans between the Company and the Seller, SCHEDULE 3.20 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which the Company is, will be or has been a party, at any time from January 1, 1997 to the Closing Date, and to which any one or more Affiliates is also a party, to the extent that any such agreement or arrangement requires payments by any party in excess of $25,000 in the aggregate.

         3.21 BANKING ARRANGEMENTS. SCHEDULE 3.21 attached hereto sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. Except as set forth on SCHEDULE 3.21, the Company has no liability or obligation relating to funds or money borrowed by or loaned to the Company (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         3.22 INSURANCE. SCHEDULE 3.22 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of property, fire, liability, business interruption, workers' compensation and other forms of insurance held by the Company as of the date hereof, as well as a schedule of Claims filed with the Company's current insurance carrier, including a history of such Claims and a description and estimated dollar amount of any unresolved Claims. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Neither the Company nor the Seller know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any claim against the Company not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of the Company.

         3.23 CONSENTS. SCHEDULE 3.23 attached hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of the Company and the Seller to enable the Company or the Seller to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

         3.24 INVESTMENT REPRESENTATIONS. In connection with this Agreement or any agreement or transaction contemplated hereby, the Company and the Seller hereby represent and warrant to TSI as follows:

                  (a) The Seller has been offered, and up to the Closing Date and the time(s) of issuance of the TSI Stock shall be offered, the opportunity to ask questions of, and receive answers from, TSI and its Subsidiaries, and the Seller has been given full and complete access to all available information and data relating to the business and assets of TSI and its Subsidiaries which the Seller has deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to TSI and, except as set forth herein, have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein.

                  (b) The Seller understands that she must bear the economic risk of the TSI Stock for an indefinite period of time because, except as provided in this Agreement:

                            (i)     the Seller understands:

                                    (a) that TSI proposes to issue and deliver
                                        the shares of TSI Stock issuable in
                                        accordance with this Agreement, without
                                        compliance with the registration
                                        requirements of the Securities Act of
                                        1933, as amended (the "SECURITIES ACT")
                                        or the securities laws of the State of
                                        Florida,

                                    (b) that for such purpose TSI will rely
                                        upon the representations, warranties,
                                        covenants and agreements contained
                                        herein, as well as any additional
                                        representations, warranties, covenants,
                                        agreements and certifications reasonably requested by TSI to be delivered by the Seller at such time(s) of issuance or reissuance of the TSI Stock; and

                                    (c) that such noncompliance with
                                        registration is not permissible unless
                                        such representations and warranties are
                                        correct and such covenants and
                                        agreements are performed at and as of
                                        the time of issuance;

                            (ii)     the Seller understands that:

                                    (a) under existing rules of the Securities
                                        and Exchange Commission (the "SEC"),
                                        there are substantial restrictions in
                                        the transferability of the shares of TSI
                                        Stock;

                                    (b) the shares of TSI Stock may be
                                        transferred only if registered under the Securities Act or if an exemption from such registration is available;

                                    (c) Seller may not be able to satisfy the
                                        requirements of Rule 144 promulgated by
                                        the SEC under the Securities Act with
                                        respect to the transfer of such shares;

                         (iii) the TSI Stock may NOT be sold, transferred,
                               pledged, or otherwise disposed of (absent a registration statement covering such shares), without an opinion of counsel for or satisfactory to TSI that registration under the Securities Act or any applicable state securities laws is not required; and

                          (iv) TSI neither has an obligation to register a sale
                               of the TSI Stock held by Seller nor has it agreed to do so in the future, except as set forth in
                               SECTION 5.9.

                  (c) The Seller is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act; the Seller, as of the date of this Agreement, either (a) (either individually or jointly with the Seller's spouse) has a net worth in excess of $1,000,000; or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with the Seller's spouse in excess of $300,000 in each of those years, and reasonably expects reaching the same income level in the current year.

                  (d) The Seller has relied upon advisors who are familiar with the type of risks inherent in the acquisition of securities such as the shares of TSI Stock and the Seller's financial position is such that the Seller can afford to bear the risk of an investment in her shares of TSI Stock.

                  (e) The Seller received this Agreement and first learned of the transactions contemplated hereby in Florida. The Company and the Seller executed and will execute all documents contemplated hereby in Florida, and intends that the laws of Florida govern this transaction. The Seller is a resident of Florida.

                  (f) The Seller is acquiring her shares of TSI Stock for her own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act. The Seller has no present commitment, binding agreement or arrangement to dispose of any shares of TSI Stock.

                  (g) The Seller understands that the certificates evidencing the shares of TSI Stock will bear appropriate restrictive legends.

         3.25 BROKERAGE. Neither the Company nor the Seller has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Company or the Seller, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         3.26 IMPROPER AND OTHER PAYMENTS. Except as set forth on SCHEDULE
3.26 hereto, (a) neither the Company, any director, officer, employee thereof, nor, to the Company's knowledge, any agent or representative of the Company nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, and (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made.

         3.27 DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Seller or the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         3.28 SIGNIFICANT SUPPLIERS; MATERIAL PLANS AND COMMITMENTS. The
Company has delivered to TSI an accurate list (which is set forth on SCHEDULE 3.28) of (i) all significant suppliers, it being understood and agreed that a "significant supplier", for purposes of this SECTION 3.28, means a supplier representing 5% or more of the Company's annual revenues as of the Balance Sheet Date. Except to the extent set forth on SCHEDULE 3.28, none of the Company's significant suppliers have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company. The Company has also indicated on SCHEDULE 3.28 a summary description of all plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any personal property, business or assets requiring, in any event, the payments of more than $25,000 by the Company.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company and to the Seller as follows:

         4.1 CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect on its business.

         4.2 AUTHORIZATION, ETC. The Purchaser has full corporate power and authority to enter into this Agreement and all other agreements contemplated hereby to which Purchaser is a party, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

         4.3 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any material Contract (other than the Credit Agreement dated as of October 15, 1997 by and between TSI and NationsBank, which has been obtained) or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.4 GOVERNMENTAL AUTHORITIES. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         4.5 ISSUANCE OF TSI STOCK. The shares of TSI Stock that are required to be issued by TSI to the Company, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

         4.6 CAPITALIZATION. As of January 31, 1998, the authorized capital stock of the Purchaser consists of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 10,188,237 shares of common stock are outstanding (on a fully diluted basis) and no shares of preferred stock are outstanding.

         4.7 FINANCIAL STATEMENTS. The financial statements dated as of September 30, 1997 contained in Purchaser's Form 10-Q for the quarter ended September 30, 1997 (the "10-Q") fairly presented, in accordance with GAAP, the Purchaser's financial position and its results of operations as of and for the nine month period ended September 30, 1997 and the Purchaser has not experienced a Material Adverse Change since such date.

         4.8 DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Company or the Seller by or on behalf of the Purchaser with respect to the transactions contemplated hereby (including the 10-Q and the Prospectus) contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading (as of the respective dates thereof, with respect to the 10-Q and the Prospectus).

         4.9 LITIGATION. There is no material litigation pending or, to Purchaser's knowledge, threatened against the Purchaser as of the date hereof.

         4.10 NO BROKERS. The Purchaser has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Purchaser or from the Company or the Seller, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                                OTHER AGREEMENTS

         The parties hereto further agree as follows:

         5.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or the Company, as appropriate), the title to any property or rights of Seller acquired or to be acquired by reason of, or as a result of, the acquisition, the Seller agrees that the Seller shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Company and otherwise to carry out the purpose of this Agreement.

         5.2 AGREEMENT TO DEFEND. In the event any action, suit, proceeding or investigation is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         5.3 Without limiting the generality of SECTION 5.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement. With respect to every material Contract of the Company, even those Contracts for which a consent or approval is not required under the terms of such Contract, upon the execution and delivery of this Agreement, each party to each such Contract shall, after consultation with and coordination by TSI, be advised of the transaction contemplated hereby.

         5.4 EMPLOYMENT AGREEMENTS; CONSULTING AGREEMENT. The Company shall terminate effective no later than the Effective Time, any existing employment agreements between the Company and each of the Seller, Michael Sherota, Jeffrey Sherota and Adolfo Sanmartino and each of such persons shall enter into an Employment Agreement with TSI (or, at TSI's option, an affiliate or subsidiary of TSI) in the form of EXHIBIT 5.4(A) attached hereto with respect to Seller and in the form of EXHIBIT 5.4(B) attached hereto with respect to such other parties (collectively, the "EMPLOYMENT AGREEMENTS"). The Company shall terminate effective no later than the Effective Time any existing consulting agreement between the Company and Walter Sherota and Walter Sherota shall enter into a Consulting Agreement with TSI (or, at TSI's option, an affiliate or subsidiary of TSI) in the form of EXHIBIT 5.4(C) attached hereto (the "CONSULTING AGREEMENT").

         5.5 PUBLIC ANNOUNCEMENTS. Neither the Seller nor the Company nor any Affiliate, representative, employee or shareholder of either of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and the Seller's advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of TSI's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.

         5.6 DELIVERIES AFTER CLOSING. From time to time after the Closing, at the Purchaser's request and without expense to the Company and without further consideration from the Purchaser or the Company, the Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder.

         5.7    NON-COMPETITION COVENANT.

                  (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "RESTRICTED PERIOD" (as hereinafter defined), the Seller agrees, unless otherwise permitted by TSI in writing, that she shall not, directly or indirectly, for herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (i) engage, as an officer, director, shareholder,
                  owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in any travel service business in direct competition with those aspects of the business of TSI or any subsidiary or Affiliate of TSI (collectively with TSI, the "TSI Entities" and each (including
                  TSI), a "TSI Entity"), with which Company or Seller has had substantive involvement, within the United States or within 100 miles of any other geographic area in which any TSI Entity conducts business, including any territory serviced by any TSI Entity (the "RESTRICTED TERRITORY");

                           (ii) solicit any person who is, at that time, or
                  who has been within one (1) year prior to that time, an employee of any TSI Entity for the purpose or with the intent of enticing such employee away from or out of the employ of any TSI Entity;

                           (iii) solicit any person or entity which is, at
                  that time, or which has been within one (1) year prior to that time, a customer or supplier of any TSI Entity for the purpose of soliciting or selling products or services in direct competition with those aspects of the business of the Company or TSI or any TSI Entity with which Company or Seller have had substantive involvement, within the Restricted Territory; or

                           (iv) solicit any prospective acquisition
                  candidate, on the Company's or the Seller's own behalf or on behalf of any competitor or potential competitor, which candidate was, to the Company's or the Seller's knowledge, either called upon by any TSI Entity or for which TSI made an acquisition analysis, for the purpose of acquiring such entity. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Company or the Seller from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

                  (b) As used in this Agreement, the term "RESTRICTED PERIOD" shall mean and include the longer of (x) a period of five (5) years, from the Closing to the fifth (5th) anniversary of the Closing, and (y) during such time as the Seller is employed by any TSI Entity and for a period of two (2) years following the effective date of any termination of the Seller's employment with any such TSI Entity (regardless of the cause, reason or justification of any such termination); provided, however, in the event Seller's employment by any TSI Entity is terminated without cause (as defined in the employment agreement with Seller) or such TSI Entity materially breaches such employment agreement, then the term "Restricted Period" shall mean and include a period of two (2) years following the termination of such employment.

                  (c) In recognition of the substantial nature of such potential damages and the difficulty of measuring economic losses to TSI as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to TSI for which it would have no other adequate remedy, the Seller agrees that in the event of breach by the Seller of the foregoing covenant, TSI shall be entitled to specific performance of this provision and co-injunctive and other equitable relief, and that the Seller will be responsible for the payment of court costs and reasonable attorneys' fees incurred by TSI in seeking enforcement of the covenants set forth in this SECTION 5.7.

                  (d) It is agreed by the parties that the foregoing covenants in this SECTION 5.7 impose a reasonable restraint on the Seller in light of the activities and business of the TSI Entities on the date of the execution of this Agreement and the current plans of the TSI Entities; but it is also the intent of TSI and the Seller that such covenants be construed and enforced in accordance with the changing activities, business and locations of the TSI Entities, whether before or after the date of termination of the employment of the Seller. For example, if, during the Restricted Period, a TSI Entity engages in new and different travel service activities or establishes new locations for its current activities or business in addition to or its existing activities or business and Seller has substantive involvement with a TSI Entity in providing such new travel services, then Seller will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new travel service business within 100 miles of its then-established operating location(s) through the Restricted Period.

                  (e) The covenants in this SECTION 5.7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

                  (f) All of the covenants in this SECTION 5.7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against TSI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by TSI of such covenants. Further, this SECTION 5.7 shall survive the Closing and the termination of the Seller's employment with a TSI Entity. It is specifically agreed that the Restricted Period, during which the agreements and covenants of the Seller made in this SECTION 5.7 shall be effective, shall be computed by excluding from such computation any time during which the Seller is in violation of any provision of this
         SECTION 5.7.

         5.8 RULE 144 BEST EFFORTS. While TSI is a public company with its securities registered under the Securities Act, and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, TSI will use its best efforts to see that TSI is in compliance with the requirements of Rule 144 under the Securities Act applicable to the issuer of securities, so as to facilitate non-registered sales of TSI Stock by the Company or the Seller consistent with the requirements and limitations of Rule 144. Nothing in this
SECTION 5.8 shall be deemed as either (i) any representation or warranty that TSI will remain a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by TSI to register, under federal or state securities laws or otherwise, any TSI securities issued to, or held by, the Company or the Seller..

         5.9 REGISTRATION RIGHTS.

                  (a) TSI will utilize its reasonable best efforts to cause, as soon as practicable after the Closing Date but no later than six months after the Closing Date, a registration statement to be filed under the Securities Act or an existing registration statement to be amended for the purpose of registering the TSI Stock (the "Shelf Registration Statement") for resale by the Seller. TSI will use its reasonable best efforts to have the Shelf Registration Statement become effective and remain effective for two (2) years (or, if a lesser time period, until all of the TSI Stock has been sold by Seller) and cause the TSI Stock to be registered for resale under the Securities Act and registered, qualified or exempted under the state securities laws of such jurisdictions as the Seller reasonably requests as soon as reasonably practicable following the Closing Date, provided, however, that TSI shall not be required to qualify to do business in any state or to consent to be subject to general service of process in any state where it is not otherwise required to be so qualified or subject. Seller agrees to use her best efforts to assist TSI in obtaining information regarding the Company or the Business required in order to satisfy the requirements of the SEC with respect to the Shelf Registration Statement. TSI will bear the costs relating to the Shelf Registration Statement, other than selling commissions and expenses that may be incurred by the Seller in connection with any sale of the TSI Stock.

                  (b) The Seller agrees, if requested by TSI and an underwriter of common stock (or other securities) of TSI not to sell or otherwise transfer or dispose of any common stock (or other securities) of TSI held by Seller during the 90 day period following any registration statement filed by TSI (other than the Shelf Registration Statement) under the Securities Act, provided that all executive officers, directors and principal stockholders of TSI enter into similar agreements. If required by the underwriters, the Seller shall execute a separate agreement to the foregoing effect. TSI may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

         5.10 ACCOUNTING MANAGER. As soon as practicable, the Company shall hire a full-time Accounting Manager to oversee financial reporting, cash flow management and other financial management duties relating to the Company. TSI shall have the right to interview and approve the individual hired as Accounting Manager. The Accounting Manager will report to the President of the Company and to the Chief Financial Officer of TSI (or her designee).

         5.11 338(H)(10) ELECTION. The parties hereto agree that (i) the acquisition of the Company Shares will be in accordance with Section 338 of the Code, (ii) a Statement of Election (the "ELECTION") on Form 8023-A under Section 338(h)(10) of the Code shall be made and filed with the appropriate authority and (iii) the Seller shall be solely responsible for paying any taxes which may result from the Election and out of or as a consequence of the transactions contemplated hereby. For purposes of allocation under Section 1060 of the Code for purposes of the Election, valuations will be made in accordance with the applicable provisions of the Code and Federal income tax regulations as determined by Purchaser and its independent advisors, whose determinations shall be binding on all parties. The Seller shall indemnify Purchaser (and its Affiliates) and hold Purchaser (and its Affiliates) harmless from any loss, charge or expense resulting from the Election and the payment of the taxes due in connection therewith and herewith. Notwithstanding the foregoing, the allocation under Section 1060 of the Code shall not materially differ from the draft allocation delivered to the Seller on or prior to the Closing Date.

         5.12 ACCESS TO COMPANY RECORDS. (a a) TSI, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to SECTION 3.15 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit litigation or other proceeding. TSI, the Company and Seller agree (a) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitation (and, to the extent notified by TSI, the Company or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, TSI, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records or to make copies thereof, as appropriate.

                                  ARTICLE VI

                                     CLOSING

         6.1 CLOSING. A closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held simultaneously with the execution of this Agreement or on such other date which is mutually agreed upon in writing (the "CLOSING DATE"). Regardless of the Closing

Date, the parties hereto agree that the Closing of the transactions contemplated by this Agreement shall be effective as of the Effective Time.

         6.2 CLOSING DELIVERIES.  At the Closing,

                  (a) the Seller and the Company shall deliver or cause to be delivered to the Purchaser:

                           (i) a certificate or certificates evidencing all of
                  the Company Shares, duly endorsed for transfer with all necessary transfer stamps affixed, and all minute books and stock transfer records of the Company;

                           (ii) copies of all consents and approvals required
                  (including UCC termination statements, releases of mortgages or other releases of Liens);

                           (iii) an Opinion of Company's Counsel substantially
                  in the form attached hereto as EXHIBIT 6.2;

                           (iv) the Employment Agreements and the Consulting
                  Agreement;

                           (v) a certificate, signed by the secretary of the
                  Company, as to the articles of incorporation and by-laws of the Company, the resolutions adopted by the board of directors and shareholders of the Company in connection with this Agreement, the incumbency of certain officers of the Company and the jurisdictions in which the Company is qualified to conduct business, in form acceptable to the Purchaser;

                           (vi) certificates issued by the appropriate
                  governmental authorities evidencing the good standing of the Company as of a date not more than 10 days prior to the Closing Date, as a corporation organized under the laws of the State of Florida and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified; and

                           (vii) such other certified resolutions, documents and
                  certificates as are required to be delivered by the Seller or the Company pursuant to the provisions of this Agreement.

                  (b)    The Purchaser shall deliver to the Seller:

                           (i) the consideration (in the form of cash and TSI
                  Stock) required to be paid or delivered to the Seller at Closing in accordance with SECTION 2.1

                           (ii) the Employment Agreements and the Consulting
                  Agreement;

                           (iv) opinion of Purchaser's counsel in form
                  reasonably satisfactory to Company and Seller;

                           (v) such other certified resolutions, documents and
                  certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement; and

                           (v) proof of establishment of the Cash Reserve
                  Account.

                                 ARTICLE VII

                       SURVIVAL OF TERMS; INDEMNIFICATION

         7.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                           (1) with respect to the representations and
                  warranties in SECTIONS 3.15 (tax matters) and 3.17 (ERISA matters) and 3.19 (environmental matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                           (2) with respect to the representations and
                  warranties in SECTIONS 3.3 (capitalization), 3.5 (title to stock), 3.6 (options and rights on capital stock) and 3.13 (title and related matters), these representations shall survive and continue forever and without limitation; and

                           (3) with respect to all other representations and
                  warranties, the date which is eighteen (18) months after the Closing Date, except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of such date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         7.2 INDEMNIFICATION BY THE THE SELLER. Subject to the limitations of this ARTICLE VII, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Seller at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                  (a) Any misrepresentation, omission of material fact, or non-fulfillment of any warranty, covenant or obligation on the part of the Seller or the Company under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement;

                  (b) Any and all liabilities of the Company of any nature whether accrued, absolute, contingent or otherwise, and whether known or unknown, existing at the Effective Time to the extent not adequately disclosed in this Agreement or the schedules or exhibits thereto or not adequately disclosed in writing to Purchaser prior to the Closing Date, without limitation:

                           (i) All Tax liabilities of the Company, together
                  with any interest or penalties thereon or related thereto, through the Effective Time and any Tax liability of the Company arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of the Company payable as a result of an audit of any tax return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable;

                           (ii) All environmental liabilities relating to any
                  of the Company's properties, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, through the Effective Time; and

                  (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

                  (d) All other Claims of the Purchaser shall be resolved in accordance with SECTION 7.4.

         7.3 INDEMNIFICATION BY THE PURCHASER. Subject to the limitations of this ARTICLE VII, the Seller and her heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, omission of material fact, or non-fulfillment of any warranty, covenant or obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement.

         7.4 THIRD-PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this ARTICLE VII, would not be fully indemnified hereunder; or
(iii) may have a Material Adverse Effect on the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this ARTICLE VII.

                  Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

                  An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this SECTION 7.4 from employing, counsel in the defense of such action or Claim, or (c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

         7.5 DEDUCTIBLE. Notwithstanding the foregoing provisions of this
ARTICLE VII, except for the next succeeding sentence of this SECTION 7.5, no indemnification pursuant to this ARTICLE VII shall be required of any indemnifying party hereunder unless and until, and only to the extent that, the aggregate amount due the indemnified party for all Claims under this ARTICLE VII shall exceed $100,000 (the "Deductible"). Notwithstanding the foregoing, no Claim (regardless of amount) that arises out of a breach of any of the representations or warranties contained in SECTIONS 3.3 (capital stock), 3.5 (title to stock), 3.6 (options and rights), 3.13 (title and related matters), and 3.15 (tax matters), shall at any time be subject to the Deductible or be counted in determining the Maximum Liability (as defined in SECTION 7.6).

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

         7.6 MAXIMUM LIABILITY. Notwithstanding the foregoing provisions of this ARTICLE VII, except as provided in the last sentence of SECTION 7.5 above, the maximum liability in connection with any and all Claims for indemnification or breach or violation of representations or warranties under this Agreement or otherwise with respect to this transaction shall be in the aggregate, with respect to the Seller, the total purchase price received by Seller as set forth in SECTION 2.1 hereof (including the Contingent Payments if they become payable to Seller in the future); provided, however, that Purchaser agrees to first offset the amount of any Claim due Purchaser hereunder against the Contingent Payments (if they, in fact, become payable to Seller in the future) prior to proceeding to collect the balance of the Claim directly from Seller. The Purchaser's maximum liability shall be equal to the maximum liability of the Seller on the date any Claim is made hereunder.

                                ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Company, the Purchaser and the Seller.

         8.2 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         8.3 CERTAIN DEFINITIONS.

                  "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

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

                  "AUTHORITY" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                  "CLAIM" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "ENVIRONMENTAL LAW" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                  "ENVIRONMENTAL PERMIT" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the Corporation's business.

                  "GAAP" means generally accepted accounting principles, applied on a consistent basis.

                  "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                  "MATERIAL ADVERSE CHANGE" means any development or change which has, had or would have a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of TSI's or the Company's (as the case may be) business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects, based on TSI or the Company (as the case may be) taken as a whole.

                  "ORDER" means any decree, consent decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                  "PERSON" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                  "PROPRIETARY RIGHTS" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                  "REGULATION" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "SUBSIDIARY" means any Person which the Purchaser or the Company, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         8.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, two business days after mailing first class certified mail with postage paid, or by overnight receipted courier service:

                  (a)    If to the Seller or the Company, to:

                           Gold Coast Travel Agency Corporation, Inc.
                           d/b/a Gold Coast Cruise Center
                           19056 Northeast 29th Avenue
                           North Miami Beach, Florida 33180
                           Attention:  Rhea Sherota

                           with a copy to:

                           Leonard H. Bloom, Esq.
                           Shapo, Freedman & Bloom, P.A.
                           200 S. Biscayne Boulevard
                           First Union Financial Center
                           Suite 4750
                           Miami, Florida 33131

                           or to such other person or address as the Seller or the Company shall furnish by notice to the Purchaser in writing.

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

                  (b)    If to the Purchaser to:

                           Travel Services International, Inc.
                           220 Congress Park Drive
                           Delray Beach, Florida 33445
                           Attention:    Michael J. Moriarty
                                         President and Chief Operating Officer

                           with a copy to:

                           Travel Services International, Inc.
                           220 Congress Park Drive
                           Delray Beach, Florida 33445
                           Attention:  Suzanne B. Bell, Esq.
                                       Senior Vice President and General Counsel

                           with a further copy to:

                           Greenberg Traurig Hoffman
                             Lipoff Rosen & Quentel, P.A.
                           515 E. Las Olas Boulevard, Suite 1500
                           Fort Lauderdale, Florida  33301
                           Attn:  Daniel H. Aronson, Esq.

                  or to such other person or address as the Purchaser shall furnish by notice to the Seller in writing.

         8.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference.

         8.6 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         8.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary, and may grant Liens or security interests in respect of its rights and interests hereunder, without the prior approval of the Seller.

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

         8.8 GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         8.9 CONSENT TO JURISDICTION; SERVICE OF PROCESS. The Company and the Seller hereby irrevocably submit to the jurisdiction of the state or federal courts located in Broward County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         8.10 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         8.11 HEADINGS. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         8.12 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

         8.13 CONSTRUCTION. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         8.14 DEALINGS IN GOOD FAITH; BEST EFFORTS. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

         8.15 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

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

         8.16 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         8.17 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         8.18 EXPENSES. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         8.19 ATTORNEYS' FEES. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred with respect to trials, appeals and collection.

         8.20 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        * * * THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK. * * *

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


         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                                  PURCHASER:

                                  TRAVEL SERVICES INTERNATIONAL, INC.

                                  By: /S/ MICHAEL J. MORIARTY
                                      ------------------------------------------
                                  Name:  Michael J. Moriarty
                                  Title: President and Chief Operating Officer

                                  SELLER:

                                  /S/ RHEA SHEROTA
                                  ----------------------------------------------
                                  RHEA SHEROTA

                                  COMPANY:

                                  GOLD COAST TRAVEL AGENCY
                                  CORPORATION, INC. D/B/A GOLD COAST
                                  CRUISE CENTER

                                  By: /S/ RHEA SHEROTA
                                      ------------------------------------------
                                  Name: Rhea Sherota
                                  Title: President

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